UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 18, 2009

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-25717	86-0876964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

On September 18, 2009, Petrohawk Energy Corporation, through its subsidiaries Petrohawk Properties, LP and KCS Resources, LLC (collectively, “Petrohawk”), entered into a definitive agreement to sell its Permian Basin properties to Merit Management Partners I, L.P. for total consideration of $376 million in cash, subject to customary purchase price adjustments for, among other things, title and environmental defects in excess of specified thresholds. As of December 31, 2008, Petrohawk reported estimated proved reserves of 177 billion cubic feet of natural gas equivalent for the properties being sold, and current estimated production from these properties is approximately 30 million cubic feet of natural gas equivalent per day.

The agreement contains customary representations, warranties and indemnity provisions. The sale is expected to close by October 30, 2009. Closing is subject to customary conditions and termination events, including among other things, the right of either party to terminate the agreement if uncured title and environmental defects exceed 20% of the purchase price.

Under the agreement, each party has the option to structure part or all of the transaction as an exchange that will qualify under Section 1031 of the Internal Revenue Code of 1986, as amended. The economic effective date of the sale is July 1, 2009.

The foregoing description of the agreement is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Item

2.1	Agreement of Sale and Purchase, dated September 18, 2009, between the Petrohawk Properties, LP and KCS Resources, LLC, together as seller, and Merit Management Partners I, L.P., as purchaser.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHAWK ENERGY CORPORATION

By:	/s/ C. Byron Charboneau
C. Byron Charboneau Vice President—Chief Accounting Officer and Controller

Date: September 23, 2009

INDEX TO EXHIBITS

Exhibit No.	Item

2.1	Agreement of Sale and Purchase, dated September 18, 2009, between the Petrohawk Properties, LP and KCS Resources, LLC, together as seller, and Merit Management Partners I, L.P., as purchaser.